UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 5, 2009
Mymetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25132	25-1741849
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14, rue de la Colombiere
1260 Nyon, Switzerland	NA
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +011 41 22 363 13 10
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 5, 2009, the Registrant (“Mymetics”) and Norwood Immunology Limited (“NIL”) entered into a Share Purchase Agreement pursuant to which Mymetics purchased all issued and outstanding shares of capital stock (the “Bestewil Shares”) of Bestewil Holding B.V. (“Bestewil”) from its parent, Norwood Immunology Limited (“NIL”), and all issued and outstanding shares of capital stock of Virosome Biologicals B.V. now held by Bestewil. Mymetics has agreed to pay €5,000,000 (the “Cash Consideration”) to NIL at the closing date that is anticipated to be April 1, 2009 and to issue a convertible redeemable note (the “Note”) in the principal amount of €2,500,000 due 36 months after the closing date, bearing interest at 5% per annum, convertible into shares of the Corporation’s common stock at a conversion rate of the lower of (i) $0.80 or (ii) the issue price of the shares of common stock that the Corporation intends to issue after the Closing Date for the purpose of raising the necessary funds to repay the bridge loan that the Corporation expects to issue to pay the Cash Consideration (the “Conversion Price”) and secured by the Corporation’s pledge of 1/3rd of the Bestewil Shares. In addition, Mymetics has granted NIL an option to acquire shares of Mymetics common stock equal to the result obtained by dividing $9,609,225 by the Conversion Price, subject to adjustment.
     Under the terms of the Share Purchase Agreement, Mymetics also intends to enter into an employment agreement at the closing date with the Antonius Stegmann, CSO of Virosome Biologicals B.V.
     The preceding description of the Agreement is only a summary and is qualified in its entirety by reference to the Share Purchase Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference.
Item 8.01. Other Events.
     On March 6, 2009, Mymetic issued a press release covering the acquisition of the Bestewil Shares. A copy of the press release is furnished as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
10.1	Share Purchase Agreement, dated as of March 5, 2009, between Mymetics Corporation and Norwood Immunology Limited

99.1	Press Release dated March 9, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 6, 2009	MYMETICS CORPORATION
	By:	/s/ Christian Rochet
Christian Rochet
Chief Executive Officer